UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 3, 2013

DALECO RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	0-12214	23-2860734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  610-429-0181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 6, 2013, but effective as of September 30, 2013, the Company entered into an Asset Purchase and Sale Agreement (“APA”) pursuant to which the Company agreed to sell its interest in certain oil and natural gas leasehold deep rights for certain properties located in Burleson County, Texas (“Properties”), for cash, subject to adjustment as to any title defect that is not cured within the timeframe permitted by such agreement. On November 5, 2013, the closing date was delayed from November 6, 2013, to December 6, 2013, in accordance with the APA to allow the Company to address title issues raised by the buyer on November 1, 2013. A First Amendment to the APA was entered into on December 5, 2013, extending the “Delayed Closing Date” until December 17, 2013.

On December 16, 2013, a Second Amendment to the APA was entered into by the Company and the Buyer to extend the Delayed Closing Date to January 16, 2014, as to certain Properties to allow the parties to continue to address the Buyer’s concerns about certain issues with the remaining Properties that did not close on December 17, 2013. On December 17, 2013, the parties closed on the sale of 280 net acres attributable to the Company’s interest in the Properties covered by this portion of the transaction. The Company received $488,038 at the closing and will recognize gain in the amount of proceeds received.

The oil and natural gas leasehold rights that were sold were undeveloped, and as such not income producing to the Company. The Company will use the proceeds for general working capital purposes.

There is no material relationship between the purchaser of the assets and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

A provision of the Agreement requires that the Company shall not make any public announcement or statement concerning the Agreement other than that which the Company is required to disclose on Form 8-K and other filings with the Securities and Exchange Commission.

Item 9.01(d) Exhibits.

No exhibit is filed herewith as the Company is bound by the confidentiality provisions of the Agreement as discussed in Item 2.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2014	DALECO RESOURCES CORPORATION

	By:	/s/ MICHAEL D. PARRISH
	Name:	Michael D. Parrish
	Title:	Chief Executive Officer